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                                                                    Exhibit 23.1


[PRICEWATERHOUSECOOPERS LOGO]



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form F-4/S-4 of Nuevo Grupo Iusacell S.A. de C.V. and Bell Atlantic Corporation of our reports dated February 22, 1999, except with respect to the matters discussed in Notes 13.b, 20, 21 and 22 which is as of May 21, 1999, relating to the financial statements and financial statement schedule of Grupo Iusacell, S.A. de C.V. and subsidiaries, which appear in such Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Selected Consolidated Financial and Operating Information" in such Registration Statement.


PricewaterhouseCoopers



By: Juan Manuel Ferron Solis


Mexico City, D.F., Mexico
February 18, 2000